EXHIBIT 10.7

Amendment No. 6

To

QUALCOMM Globalstar Satellite Products Supply Agreement

Agreement No. 04-QC/NOG-PRODSUP-001

(NOG-C-04-0137)

This Amendment No. 6 (“Amendment”) is effective as of November 20, 2007 (“Amendment Effective Date”) by and between QUALCOMM Incorporated, a Delaware corporation (“QUALCOMM”) and Globalstar, Inc., a Delaware corporation (“Buyer”), and Globalstar Canada Satellite Company (“GCSC”) a Nova Scotia Corporation and wholly owned subsidiary of Buyer, with respect to the following facts:

RECITALS

A.  QUALCOMM and Buyer executed the QUALCOMM Globalstar Satellite Products Supply Agreement No. 04-QC/NOG-PRODSUP-001 dated April 13, 2004, as amended (the “Agreement”), pursuant to which QUALCOMM agreed to sell to Buyer, and Buyer agreed to purchase, Globalstar products from time to time for resale to customers under such Supply Terms and Conditions.

B.  QUALCOMM and Buyer executed Amendment No. 1 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to modify the Globalstar GSP-1600 Tri-Mode Satellite Phone to replace the LCD (“GSP-1600”) and make available a limited quantity of GSP-1600s and other Globalstar products to Globalstar for resale to its customers.

C.  QUALCOMM and Buyer executed Amendment No. 2 dated May 25, 2005 to the Agreement, pursuant to which QUALCOMM agreed to manufacture, sell and deliver New Products to Globalstar for resale to its customers.

D.  QUALCOMM and Buyer executed Amendment No. 3 dated September 30, 2005 to the Agreement pursuant to which QUALCOMM agreed to sell to Buyer additional GSP-1600s and other Globalstar products for resale to its customers.

E.  QUALCOMM and Buyer executed Amendment No. 4 dated August 15, 2006 pursuant to which Buyer agreed to undertake to performance of the final packaging of the GCK-1700 Car Kit and SDVM, including procurement of such packaging materials and antenna(s), and accordingly, (i) Buyer will no longer be required to deliver production GCK-1700 Car Kit and/or SDVM Antennas and applicable documentation to QUALCOMM as set forth in Section 27 of the Agreement, and (ii) QUALCOMM will deliver GCK-1700 Car Kits and SDVMs, without antennas, as provided for in Section 26 of the Agreement.

F.  QUALCOMM, Buyer and GCSC executed the Assignment and Performance Guarantee Agreement No. 06-QC/Globalstar-AA-001 GINC-C-06-0306 dated October 11, 2006 by which Globalstar assigned its rights, title and interests in and to Amendment 2 to the Agreement, including all rights and obligations arising under Purchase Orders issued pursuant to Amendment 2 to GCSC.

G. QUALCOMM, Buyer, and GCSC have executed Amendment No. 5, pursuant to which the parties have extended the Term, revised the Delivery Schedule for New Products, revised New Product pricing, and associated payment terms, and other terms.

H. QUALCOMM and Buyer have agreed to amend the Agreement to provide for indemnification for QUALCOMM as it relates to the use of any non-conforming battery with the GSP-1700 handset.

By this Amendment, QUALCOMM, Buyer and GCSC agree to further amend the Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby modify the Agreement as set forth herein.

Section 1, Definitions, is hereby amended to add the following definition:

“Nonconforming Battery” shall mean a battery procured by Globalstar, from a source other than QUALCOMM, that does not meet the specification as found in QUALCOMM source control document “Battery Pack, 2500,AH, ROHS CV90-R6155 Revision G.

The following Section is hereby added:

15.1.1. Indemnification - Non-Conforming Battery.

Buyer agrees that it will:

15.1.1.1.                  Defend any and all claims, suits and actions including, without limitation, claims of negligence or strict product liability, filed against QUALCOMM and its directors, officers, employees and agents arising out of, connected with or related to, any allegation of, and any actual injury to or death of, any person or persons or any loss or damage to any property in which it is alleged, caused or claimed that the injury, death, loss or damage was caused directly or indirectly from the use of a Nonconforming Battery with the GSP-1700 handset or any failure of Globalstar to warn consumers of the possible consequences of using a Nonconforming Battery in the GSP-1700 handset. QUALCOMM will provide reasonable assistance to Globalstar, at Globalstar’s expense, in defending any such claim, suit or action.

15.1 1.2.                  Indemnify and hold harmless QUALCOMM and its directors, officers, employees and agents against any and all losses, liabilities, damages, settlement amounts, costs and expenses awarded as a result of an adverse decision with respect to any claim, suit or action, including without limitation claims of negligence or strict product liability, in any tribunal or any settlement thereof in which it is alleged, caused or claimed that the injury, death, loss or damage was caused directly or indirectly from the use of a Nonconforming Battery with the GSP-1700 handset or any failure of Globalstar to warn consumers of the possible consequences of using a Nonconforming Battery in the GSP-1700 handset.

EFFECTIVENESS. Except as modified by this Amendment No. 6 as of the date set forth above, the Agreement shall remain in full force and effect.  No modification, amendment or other change may be made to this Amendment No. 6 or any part thereof unless reduced to writing and executed by authorized representatives of both parties.

IN WITNESS THEREOF, the parties have executed this Amendment No. 6 as of the date set forth above.

QUALCOMM Incorporated		Globalstar, Inc.

By:	/s/ Scott Becker	By:	/s/ William F. Adler

Name:	Scott Becker	Name:	William F. Adler

Title:	Sr. VP QES	Title:	VP Legal & Regulatory Affairs

Globalstar Canada Satellite Company

By:	/s/ William F. Adler

Name:	William F. Adler

Title:	Secretary